UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Higginson, William J.
   State Street Square
   50 West State Street
   Trenton, NJ  08608
2. Date of Event Requiring Statement (Month/Day/Year)
   February 1, 1998
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Journal Register Company
   ("JRC")
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President, Production
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock, par value $.01 per share     |40,609(1)             |D               |--                                             |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Time-based options (Righ|(2)      |05/20/07 |Common Stock, $.01 par |26,563   |$14.00    |D            |-                          |
t to buy)               |         |         |value                  |         |          |             |                           |
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Time-based options (Righ|(2)      |05/20/07 |Common Stock, $.01 par |26,563   |$21.00    |D            |-                          |
t to buy)               |         |         |value                  |         |          |             |                           |
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
Explanation of Responses:
(1) Awarded pursuant to the Company's Management Bonus Plan.
(2) Options to purchase shares of Common Stock will vest and become exercisable commencing May 20, 1998 to the extent of 20% of the total number of options granted and the remainder will vest and become exercisable on each successive anniversary date to the extent of 20% of the total number of options granted.
SIGNATURE OF REPORTING PERSON
/s/ William J. Higginson
DATE
February  5, 1998